                                                                      Exhibit 11

                    COMPUTATIONS OF EARNINGS PER COMMON SHARE

                                                         1997
                                           -------------------------------

                                               NET              PER SHARE
                                              INCOME    SHARES    AMOUNT
                                           -------------------- ----------
                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
BASIC EPS
Net income (loss) available
  to common shareholders:
Continuing operations..................       $5,390
Discontinued Operations................        2,185
Gain on disposal.......................           --
                                              ------
Total..................................       $7,575    14,740
                                              ======
Continuing Operations..................                           $ 0.37
Discontinued Operations                                             0.15
                                                                  ------
Total..................................                           $ 0.51
                                                                  ======
EFFECTIVE OF DILUTIVE
  SECURITIES
  Convertible debt.....................                     --
  Stock option plans...................                  1,215
                                                        ------
DILUTIVE EPS
  Net income (loss) available
    to common stockholders
    and assumed conversions:
  Continuing Operations................       $5,390              $ 0.34
  Discontinued Operations..............        2,185                0.14
  Gain on disposal.....................           --
                                              ------
  Total................................       $7,575    15,955    $ 0.47
                                              ======    ======    ======

                                                        1998                               1999
                                           -------------------------------   ------------------------------------
                                                                                                         PER
                                             NET                PER SHARE        NET                    SHARE
                                            (LOSS)     SHARES    AMOUNT        (LOSS)      SHARES       AMOUNT
                                           ---------- -------- -----------   ----------  ----------  ------------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
BASIC EPS
Net income (loss) available
  to common shareholders:
Continuing operations..................    $ (6,958)                          $(6,212)
Discontinued Operations................     (17,785)                               --
Gain on disposal.......................          --                               803
                                           --------                           -------
Total..................................    $(24,743)   15,509                 $(5,409)     17,302
                                           ========                           =======
Continuing Operations..................                          $(0.45)                                $(0.36)
Discontinued Operations                                           (1.15)                                 (0.05)
                                                                 ------                                 ------
Total..................................                          $(1.60)                                $(0.31)
                                                                 ======                                 ======
EFFECTIVE OF DILUTIVE
  SECURITIES
  Convertible debt.....................                    --                                  --
  Stock option plans...................                    --                                  --
                                                       ------                              ------
DILUTIVE EPS
  Net income (loss) available
    to common stockholders
    and assumed conversions:
  Continuing Operations................    $ (6,958)             $(0.45)      $(6,212)                  $(0.36)
  Discontinued Operations..............     (17,785)              (1.15)           --                       --
  Gain on disposal.....................          --                               803                     0.05
                                           --------                           -------                   ------
  Total................................    $(24,743)   15,509    $(1.60)      $(5,409)     17,302       $(0.31)
                                           ========   =======    ======       =======      ======       ======

         Note 1: The Company's convertible subordinated debt was exchanged into
2.8 million shares of the Company's Class A Common Stock during 1999. The convertible subordinated debt, was outstanding during calendar 1997 and 1998, but was not included in the computation of diluted earnings per share because the effect of which would have been anti-dilutive.

       Note 2: Options to purchase 2.2 million and 2.8 million shares of Class
A Common Stock were outstanding during 1998 and 1999, respectively, but were not included in the computation of diluted earnings per share because the effect of which would have been anti-dilutive.